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                                                            Exhibit 11.4


                                 EARNINGS PER SHARE
                             FULLY DILUTED COMPUTATION
                ($ in millions except share and per share amounts)



                                                            Quarter Ended
                                                             December 31,
                                                          1994         1993
- ----------------------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
  Earnings from continuing operations                     $ 40.6       $ 36.7
  Deduct dividends on 4 Percent
    cumulative preferred stock                               (.1)         (.1)
                                                          -------      -------
  Earnings from continuing operations
    available to common shareholders                        40.5         36.6
  Loss from discontinued operations                          (.8)         (.7)
                                                          -------      -------
  Available for common shareholders                       $ 39.7       $ 35.9
                                                          =======      =======


Number of shares:
  Weighted average shares outstanding                     76,616,993   76,725,524
  Shares issuable upon exercise of stock options,
    net of shares assumed to be repurchased                  716,011      990,497
                                                          ----------   ----------
  Total common and common equivalent
    shares assuming full dilution                         77,333,004   77,716,021
                                                          ==========   ==========
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